Exhibit 99.2
TENTH AMENDED AND RESTATED SHARE REDEMPTION PROGRAM
Adopted March 5, 2020
The board of directors of KBS Real Estate Investment Trust II, Inc., a Maryland corporation (the “Company”), has adopted a Tenth Amended and Restated Share Redemption Program (the “SRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.
1.Qualifying Stockholders. “Qualifying Stockholders” are holders of the Company’s shares of Common Stock (the “Shares”) or authorized representatives of such stockholders seeking redemption upon a stockholder’s death, Qualifying Disability (as defined in paragraph 7) or Determination of Incompetence (as defined in paragraph 8).
2.Share Redemption. Subject to the terms and conditions of this SRP, including the limitations on redemptions set forth in paragraph 4 and the procedures for redemption set forth in paragraph 5, the Company will redeem such number of Shares as requested by a Qualifying Stockholder.
3.Redemption Price. The redemption price per Share for all Qualifying Stockholders is equal to (a) $3.615 less (b) the amount of any liquidating distributions on such Share declared by the Company’s Board of Directors that have a record date prior to the applicable Redemption Date (as defined in paragraph 5 below) for such Share. The Company will report the redemption price in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission.
4.Limitations on Redemption. Notwithstanding anything contained in this SRP to the contrary, the Company’s obligation to redeem Shares pursuant to paragraphs 1, 2, 7 and 8 hereof is limited by each of the following:
(a)During each calendar year, redemptions sought in connection with a stockholder's death, Qualifying Disability or Determination of Incompetence will be limited to an annual dollar amount determined by the board of directors, which may be reviewed during the year and increased or decreased upon ten business days’ notice to the Company’s stockholders. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to the stockholders.
(b)During any calendar year, the Company may redeem no more than 5% of the weighted-average number of Shares outstanding during the prior calendar year.
(c)The Company has no obligation to redeem Shares if the redemption would violate the restrictions on distributions under Maryland General Corporation Law, as amended from time to time, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.
5.Procedures for Redemption. The Company has engaged a third party to administer the SRP. Upon any change to the identity or the mailing address of the program administrator, the Company will notify stockholders of such change. The Company will redeem Shares on the last business day of each month (the “Redemption Date”). For a Qualifying Stockholder’s Shares to be eligible for redemption in a given month, the program administrator must receive a written redemption request from the Qualifying Stockholder setting forth the number of Shares requested to be redeemed at least five business days before the Redemption Date. If the Company cannot repurchase all Shares presented for redemption in any month because of the limitations on redemptions set forth in paragraph 4, then the Company will honor redemption requests on a pro rata basis, except that if a pro rata redemption would result in a Qualifying Stockholder owning less than the minimum purchase requirement described in a currently effective, or the most recently effective, registration statement of the Company, as such registration statement has been amended or supplemented, then the Company would redeem all of such Qualifying Stockholder’s Shares.
If the Company does not completely satisfy a redemption request on a Redemption Date because the program administrator did not receive the request in time, because of the limitations on redemptions set forth in paragraph 4 or because of a suspension of the SRP, then the Company will treat the unsatisfied portion of the redemption request as a request for redemption at the next Redemption Date funds are available for redemption, unless the redemption request is withdrawn. Any Qualifying Stockholder can withdraw a redemption request by sending written notice to the program administrator, provided such notice is received at least five business days before the Redemption Date.
6.Intentionally Omitted.
7.Qualifying Disability Determinations. In order for a disability to entitle a stockholder to the redemption terms available for a “Qualifying Disability” under this SRP, (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the Shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “Applicable Government Agency”). The Applicable Government Agencies are limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the Applicable Governmental Agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the Applicable Governmental Agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the Applicable Governmental Agency is the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.
Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums will not entitle a stockholder to the redemption terms available for a Qualifying Disability under this SRP. Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the Applicable Governmental Agency that the Company deems acceptable and that demonstrates an award of the disability benefits.
As the following disabilities do not entitle a worker to Social Security disability benefits, they do not qualify a stockholder for the redemption terms available for a Qualifying Disability under this SRP, except in the limited circumstances when the stockholder is awarded disability benefits by the other Applicable Governmental Agencies described above:
(a)disabilities occurring after the legal retirement age; and
(b)disabilities that do not render a worker incapable of performing substantial gainful activity.
8.Determination of Incompetence. In order for a determination of incompetence or incapacitation to entitle a stockholder to the redemption terms available for a “Determination of Incompetence” under this SRP, a state or federal court located in the United States (a “U.S. Court”) must declare, determine or find the stockholder to be (i) mentally incompetent to enter into a contract, to prepare a will or to make medical decisions or (ii) mentally incapacitated, in both cases such determination must be made by a U.S. Court after the date the stockholder acquired the Shares to be redeemed.
A determination of incompetence or incapacitation by any person or entity other than a U.S. Court, or for any purpose other than those listed above, will not entitle a stockholder to the redemption terms available for a Determination of Incompetence under this SRP. Redemption requests following a Determination of Incompetence by a U.S. Court must be accompanied by the court order, determination or the certificate of the court declaring the stockholder incompetent or incapacitated.
9.Termination, Suspension or Amendment of the SRP by the Company. The Company may (a) amend, suspend or terminate the SRP for any reason or (b) increase or decrease the funding available for the redemption of Shares pursuant to paragraph 4(a) hereof, each upon ten business days’ notice to the Company’s stockholders. The Company may provide notice by including such information (i) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (ii) in a separate mailing to the stockholders.
The SRP provides Qualifying Stockholders a limited ability to redeem Shares for cash until a secondary market develops for the Shares. If and when such a secondary market develops, the SRP will terminate.
10.Notice of Redemption Requests. Qualifying Stockholders who desire to redeem their Shares must provide written notice to the Company on the form provided by the Company.
11.Liability of the Company. The Company shall not be liable for any act done in good faith or for any good faith omission to act.
12.Governing Law. The SRP shall be governed by the laws of the State of Maryland.